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[Logo]  Analysis & Technology, Inc.
        ---------------------------
        Route 2, P.O. BOX 220
        NORTH STONINGTON, CT 06359
        860 599-3910


                                                                      Exhibit 20

FOR IMMEDIATE RELEASE

                                        For Further Information
                                        Elaine Beckwith
                                        (860) 599-3910, ext. 2630
                                        E-mail: ebeckwith@cc.atinc.com
                                        Home Page: http://www.aati.com

                                        Cheryl Schneider, Stacey Levitz
                                        Morgen-Walke Associates, Inc.
                                                (212) 850-560


               ANALYSIS & TECHNOLOGY, INC. ANNOUNCES EXPANSION OF
                          ITS SHARE REPURCHASE PROGRAM

        North Stonington, CT, May 30, 1997 - Analysis & Technology, Inc. (Nasdaq:AATI), a leading developer of engineering and interactive multimedia training solutions, today announced the expansion of its share repurchase program. The Company's Board of Directors has authorized the repurchase of an additional 300,000 shares or a total of up to 500,000 shares in amounts and at times and prices to be determined by the Company's management. Since the program was initiated in March 1996, the Company has repurchased 206,000 shares. These are approximately 2.3 million shares currently outstanding. The shares repurchased can be used for Company employee benefit plans and for future acquisitions.

        Commenting on the announcement, Gary Bennett, chairman and chief executive officer said, "This share repurchase program represents our confidence in Analysis & Technology, and is consistent with the Company's long-term goal of increasing shareholder value. We believe that our stock represents an excellent long-term investment at its current market valuation."

                                    - more -

ENGINEERING SERVICES - INFORMATION TECHNOLOGIES - INTERACTIVE MULTIMEDIA SYSTEMS

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A&T Announces Expansion of Share Repurchase Program
May 30, 1997
p. 2 of 2

        Working with customers, Analysis & Technology, Inc. creates technology-based solutions in three key areas: system engineering technologies, information technologies, and interactive multimedia training systems.


Except for historical information contained in this report, the information in the report consists of forward looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in Navy program funding priorities, budget reductions in defense programs, and pricing pressures from competitors and/or customers. Other risks and uncertainties are discussed in the documents filed by the Company with the Securities and Exchange Commission.


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